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                                                                     EXHIBIT 4.5


                  AGREEMENT REGARDING COMPENSATION OF EMPLOYEE


     This Agreement ("Agreement") is entered into effective as of February 19, 1998, between American TeleSource International Inc., an Ontario, Canada, corporation (the "Company"), and Karen Mella ("Mella").

     In recognition of the future services of Mella as an employee of the Company, and as an incentive to Mella to contribute to the future success of the Company, the Company agrees that Mella shall be granted a nonqualified option to purchase up to 30,000 shares of Common Stock, no par value, of the Company (the "Common Stock"), at a purchase price of $2.03 per share. The parties hereto acknowledge that such option is evidenced by that certain Nonqualified Stock Option Agreement dated effective as of the effective date hereof between the Company and Mella, a copy of which is attached hereto as Annex A.
                                                         -------

     The undersigned parties have executed this Agreement effective as of the date first written above.


                                             AMERICAN TELESOURCE
                                              INTERNATIONAL INC.


                                             By:   /s/ Arthur L. Smith
                                                --------------------------
                                                Arthur L. Smith, President



                                             /s/ Karen Mella
                                             --------------------------
                                                KAREN MELLA